Exhibit 23.4

Plante & Moran, PLLC Suite 600 8181 E. Tufts Avenue Denver, CO 80237 Tel: 303.740.9400 Fax: 303.740.9009 plantemoran.com

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We have issued our report dated January 5, 2021, with respect to the financial statements of Innovations Group, Inc. and its subsidiaries as of and for each of the years ended December 31, 2019 and 2018 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Plante & Moran, PLLC

Plante & Moran, PLLC

Denver, Colorado

February 15, 2021